Letter Agreement

March 27, 2008

Fortissimo Capital Fund, LP
Fortissimo Capital Fund (Israel), LP
Fortissimo Capital Fund (Israel-DP), LP
14 Hamelacha Street
Rosh Ha’ayin, Israel

Gentlemen:

Reference is made to (i) the Securities Purchase Agreement dated as of even date herewith among Kanir Joint Investments (2005) Limited Partnership and S. Nechama Investments (2008) Ltd. as the purchasers and you as the sellers, relating to the purchase and sale of ordinary shares and warrants in Nur Macroprinters Ltd., an Israeli company (the “Company”), and (ii) the Term Sheet dated as of September 12, 2005 in which, in connection with your acquisition of control of the Company, you granted a right of co-sale to Bank Hapoalim B.M., Bank Leumi Le-Israel B.M. and Israel Discount Bank Ltd. (collectively, the “Banks”) with respect to warrants to purchase an aggregate of 8,000,000 ordinary shares of the Company at the exercise price of $0.35 per share (the “Co-sale Right”).

The undersigned hereby agree, severally and not jointly, that in the event that any of the Banks exercises its Co-sale Right, in whole or in part, within 14 days of the date hereof, then the undersigned, within 21 days of the receipt of written notice of such exercise, shall purchase from you, concurrently with your purchase from the Banks, the warrants elected to be sold by any such Bank pursuant to its Co-sale Right, at the price of $0.435 per warrant (subject to equitable adjustment for stock splits, recombinations and similar events occurring between the date hereof and the closing date of our purchase of warrants), in the respective amounts set forth in Schedule 1 hereto. This undertaking is subject to our prior review and approval of the documentation governing your purchase of such warrants from the Banks, which shall not be unreasonably withheld or delayed. In no event shall the undersigned be obliged to purchase, or pay any consideration in respect of, more than an aggregate of 8,000,000 warrants of the Company.

This Letter Agreement shall be governed by Israeli law and may be executed in any number of counterparts, each of which will be an original but all of which taken together shall constitute one instrument. This Letter Agreement shall not confer any rights or remedies upon the Banks or any other person other than the parties hereto.

Very truly yours,

/s/ Menahem Raphael
Menahem Raphael

/s/ Ran Fridrich
Ran Fridrich

/s/ Joseph Mor
Joseph Mor

/s/ Shlomo Nechama
Shlomo Nechama

Accepted and agreed as of the
date first written above:

FORTISSIMO CAPITAL FUND, LP
By FORTISSIMO CAPITAL FUND GP, L.P.
Its General Partner
By FORTISSIMO CAPITAL (GP) MANAGEMENT LTD.
Its General Partner

By:	/s/ Yuval Cohen
Name: Yuval Cohen
Title: Director

FORTISSIMO CAPITAL FUND (ISRAEL), LP
By FORTISSIMO CAPITAL FUND GP, L.P.
Its General Partner
By FORTISSIMO CAPITAL (GP) MANAGEMENT LTD.
Its General Partner

By:	/s/ Yuval Cohen
Name: Yuval Cohen
Title: Director

FORTISSIMO CAPITAL FUND (ISRAEL-DP), LP
By FORTISSIMO CAPITAL FUND GP, L.P.
Its General Partner
By FORTISSIMO CAPITAL (GP) MANAGEMENT LTD.
Its General Partner

By:	/s/ Yuval Cohen
Name: Yuval Cohen
Title: Director

Schedule 1

Allocation among the Purchasers

First, Shlomo Nechama shall purchase up to 3,389,861 warrants.

The balance of up to 4,610,139 warrants, if any, shall be allocated among the purchasers as follows:

Name of Purchaser	Percentage of Balance
Menachem Raphael	16-2/3%
Ran Fridrich	16-2/3%
Joseph Mor	16-2/3%
Shlomo Nechama	50%
Total	100%